Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 11, 2018 (July 16, 2018 as to the effects of the reverse stock split and August 15, 2018 as to the effects of the second reverse stock split, both described in Note 12), relating to the consolidated financial statements of Bionano Genomics, Inc. and its subsidiaries (“the Company”), appearing in the Prospectus dated August 21, 2018 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s registration statement No. 333-225970 on Form S-1.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

August 28, 2018